Exhibit 10.1

FORM OF

CREDIT AGREEMENT

BETWEEN

NORTHWEST NATURAL GAS COMPANY

and

[BANK]

Dated as of October 1, 2005

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5.7	Notices	21
5.8	Debt Rating	21

SECTION VI. NEGATIVE COVENANTS		21
6.1	Maintenance of Consolidated Funded Indebtedness to Total Capitalization	21
6.2	Limitation on Fundamental Changes	22

SECTION VII. EVENTS OF DEFAULT		22

SECTION VIII. MISCELLANEOUS		24
8.1	Notices	24
8.2	Waiver; Amendment	24
8.3	Survival	24
8.4	Successors and Assigns	24
8.5	Attorneys’ Fees	24
8.6	Governing Laws; Jurisdiction	25
8.7	Counterparts	25
8.8	Participations	26
8.9	Entire Agreement	26
8.10	Receipt of Document	26
8.11	Interest Rate Limitation	26
8.12	USA Patriot Act	26

SCHEDULE I Bank Information and Specific Terms		28

SCHEDULE II Form of Note		29

SCHEDULE III Borrowing Certificate		31

SCHEDULE IV Subsidiaries		33

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This CREDIT AGREEMENT, between NORTHWEST NATURAL GAS COMPANY, an Oregon corporation (the “Company” or “Borrower”), and [Bank] (“Bank”) is dated as of the Effective Date set forth on such Schedule I.

WHEREAS, the parties hereto agree and acknowledge that this Agreement is one of a series of substantially similar credit agreements with various banks (collectively, the “Credit Agreements”) evidencing the commitment of each such bank to lend funds to the Company for general corporate purposes, including support of the commercial paper program of the Company; and

WHEREAS, certain terms of the Bank’s agreement to lend hereunder shall be set forth on Schedule I hereto and such Schedule may be amended from time to time;

NOW, THEREFORE, in order to induce the Bank to make loans hereunder, and in consideration thereof and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION I. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Adjusted C/D Rate”: with respect to any Interest Period for a C/D Rate Loan, a rate per annum (rounded, if necessary, to the next higher 1/100th of one percent (0.01%) determined by the following formula:

Adjusted C/D Rate	=	Base C/D Rate + Assessment Rate
1 - Reserve Factor

This rate reflects market rates and published regulatory assessments and reserves. It does not necessarily reflect the Bank’s cost of funds or any particular funding source for the Bank.

“Adjusted LIBOR Rate”: with respect to any Interest Period for a LIBOR Loan, a rate per annum (rounded, if necessary, to the next higher 1/16th of one percent) determined by the following formula:

Adjusted LIBOR Rate	=	Base LIBOR Rate
1 - Reserve Factor

This rate reflects market rates and published regulatory reserves, if applicable. It does not necessarily reflect the Bank’s cost of funds or any particular funding source for the Bank.

“Agreement”: this Credit Agreement, entered into with the Bank identified on Schedule I hereto, as amended, supplemented or modified from time to time.

“Assessment Rate”: with respect to any Interest Period for a C/D Rate Loan, the maximum assessment rate per annum (rounded, if necessary, to the next higher 1/100th of one percent (0.01%)) imposed by the Federal Deposit Insurance Corporation (or any successor) upon U.S. commercial banks for the insurance of domestic, U.S. Dollar denominated time deposits in effect on the date of the Notice of Election.

“Available Commitment”: at a particular time, an amount equal to the difference between (a) the aggregate amount of the Bank’s Commitment Amount at such time, including only such portion of the Bank’s Excess Line Commitment, if any, which the Company has requested be available in accordance with subsection 2.1 (b) hereof, and (b) the aggregate principal amount of the Loans outstanding at such time.

“Base C/D Rate”: with respect to any Interest Period for a C/D Rate Loan, the rate of interest per annum (rounded upward to the next higher 1/100th of one percent) determined by the Bank to be the current rate for secondary market certificates of deposit in the approximate amount of such C/D Rate Loan and having a maturity approximately equal to such Interest Period at the time selected by the Bank on the first day of such interest period.

“Base LIBOR Rate”: with respect to any Interest Period for a LIBOR Loan, the rate (rounded to the nearest 1/16th of one percent determined by the Bank to be the current rate at which United States dollar deposits are offered by the Bank to first-class banks in the London Interbank market in the approximate amount of such LIBOR Loan and having a maturity approximately equal to such Interest Period, as of approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Borrowing Date”: any Business Day specified in a Notice of Election as a date on which the Company requests the Bank to make a Loan hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which the Bank is authorized or required by law to close or a LIBOR Business Day as defined herein and, if such date relates to a LIBOR loan, means a LIBOR Business Day.

“Business of the Company”: the businesses described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the Company’s 2004 Annual Report to Shareholders, and other businesses related to, growing out of, or compatible with, such businesses.

“C/D Margin”: the rate per annum added to the Adjusted CD Rate as set forth on Schedule I hereto.

“C/D Rate Loans”: Loans hereunder at such time as they are made and/or are being maintained at a rate of interest based upon the Adjusted C/D Rate.

“Closing Date”: the date on which the conditions specified in subsection 4.1 are satisfied in full.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: the Bank’s obligation to extend credit to the Company by making Loans to the Company in accordance with the terms and conditions of this Agreement.

“Commitment Amount”: the Total Commitment Amount set forth on Schedule I which is the maximum amount which the Bank shall be committed to have outstanding at any one time in Loans under this Agreement under its Primary Line Commitment and Excess Line Commitment, if any.

“Commitment Period”: the period from and including the date hereof to but not including the Commitment Termination Date or such earlier date as the Commitment shall terminate as provided herein.

“Commitment Termination Date”: the date that is the last day of the Period of Primary and Excess Line Commitment set forth on Schedule I of this Agreement, or such later date to which the Commitment Termination Date shall be extended pursuant to subsection 2.2 or, if any such date is not a Business Day, the Business Day next preceding such date.

“Consolidated Funded Indebtedness”: at a particular date, all Indebtedness, whether secured or unsecured, which matures (or which by the terms thereof is renewable or may be extended at the option of the obligor for a period ending) more than one year after such date, calculated for the Company and its Subsidiaries on a consolidated basis.

“Credit Agreements”: as defined in the Recitals hereto.

“Default”: any of the events specified in Section VII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess Line Commitment”: the amount, if any, set forth as such on Schedule I hereto, which shall represent the portion of the Bank’s Commitment above its Primary Line Commitment that it will make available for Loans to the Company on a monthly basis upon request in accordance with subsection 2.1(b) of this Agreement.

“Event of Default”: any of the events specified in Section VII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

“Fed Funds Rate”: with respect to any Interest Period, a fluctuating rate of interest equal for each day during such period to (a) the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Lender Bank of New York or (b) if such rate is not so published for any day the average of the quotations at approximately 11:00 a.m. New York time on such day on such transactions received by the Bank from three Federal Funds brokers of recognized standing selected by the Bank in its sole discretion.

“Fed Funds Rate Loan”: Loans hereunder at such time as they are made and/or are being maintained at a rate of interest based on the Fed Funds Rate.

“Funded Indebtedness”: of a Person, at a particular date, all Indebtedness, whether secured or unsecured, which matures (or which by the terms thereof is renewable or may be extended at the option of the obligor for a period ending) more than one year after such date.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness”: of a Person, at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money or for the deferred purchase price of property, goods or services (except trade accounts payable arising in the ordinary course of business) in respect of which such Person is liable, as obligor,(b) obligations of such Person under capitalized leases; (c) obligations under synthetic leases; (d) debts of third persons secured by property owned by borrower and obligations under a guaranty; and (e) any non-contingent reimbursement obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person.

“Interest Payment Date”: (a) as to any Prime Rate Loan or Fed Funds Rate Loan, the last day to occur while such Loan is outstanding and, if earlier, the end of each calendar quarter, (b) as to any LIBOR Loans in respect of which the Company has selected an Interest Period of one, two or three months or any C/D Rate Loans in respect of which the Company has selected an Interest Period of 30, 60 or 90 days, the last day of such Interest Period, (c) as to any LIBOR Loan or C/D Rate Loan in respect of which the Company has selected, if available, a longer Interest Period than that described in clause (b), each date which is three months or 90 days, respectively, or a whole multiple thereof, from the first day of such Interest Period and the last day of such Interest Period and (d) as to any Negotiated Rate Loan the dates agreed to by the Company and the Bank.

“Interest Period”:

(a) initially, the period commencing on the Borrowing Date, or on the date of conversion of a Loan from a fluctuating rate to a fixed rate, with respect to any Loan and ending on the date specified by the Company in its Notice of Election given with respect to Section 2.4; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the date specified by the Company in its Notice of Election given with respect to Section 2.4;

Subject to the following:

(i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(ii) if any Interest Period pertaining to any other Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

(iii) if any Interest Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last LIBOR Business Day of a calendar month;

(iv) any Interest Period pertaining to a LIBOR Loan shall be for a period of one, two, three or six months, as may be elected by the Company;

(v) any Interest Period pertaining to a C/D Rate Loan shall be for a period of 30, 60, 90 or 180 days, as may be elected by the Company; and

(vi) the Company shall select no Interest Period that would otherwise extend beyond the Commitment Termination Date.

“Investment”: of a Person means any loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person or any investment in, or other acquisition of, the stock, partnership interest, notes, debentures, or other securities of any other Person made by such Person.

“LIBOR Business Day”: any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and in New York City.

“LIBOR Loans”: Loans hereunder at such time as they are made and/or are being maintained at a rate of interest based upon the Adjusted LIBOR Rate.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any capitalized lease, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Loans”: the collective reference to the loans made by the Bank to the Company hereunder.

“Moody’s”: Moody’s Investors Service, Inc., or its successor.

“Negotiated Rate Loans”: Loans hereunder at such time as they are made and/or are being maintained at a fixed rate of interest negotiated by the Company and the Bank in accordance with subsection 2.3(e) of this Agreement.

“Net Income”: the Company’s net income for a specified period as reported in the Consolidated Statements of Income in the Company’s reports to the Securities and Exchange Commission on Form 10-Q or in the Quarterly Financial Information in the Company’s reports to the Securities and Exchange Commission on Form 10-K.

“Note”: the note entered into by the Company in connection with this Agreement in the form of Schedule II hereto.

“Notice of Election”: as set forth in subsection 2.4 hereof.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

“Primary Line Commitment”: the portion of the Bank’s Commitment identified as such on Schedule I.

“Prime Rate”: at any particular date, the rate of interest published as the “prime rate” in the Wall Street Journal. If more than one rate is listed under the heading “prime rate” in the Wall Street Journal, the Prime Rate shall be the base prime rate on corporate loans posted by at least 75% of the nation’s 30 largest banks. If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published. In the event that the Wall Street Journal ceases publishing its “prime rate,” Prime Rate for purposes of this Agreement shall be determined by a comparable index mutually agreed upon by the Bank and the Company. The Prime Rate is not intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to debtors.

“Prime Rate Loans”: Loans hereunder at such time as they are made and/or are being maintained at a rate of interest based upon the Prime Rate.

“Rating Level Margin”: the rates per annum, if any, set forth as such on Schedule I hereto as applicable to C/D Rate Loans, LIBOR Loans or Fed Funds Rate Loans.

“Rating Level I”: exists on any date if, on such date, the Company’s senior unsecured debt is rated A or higher by S&P and A2 or higher by Moody’s; or is rated at this level by one of the rating agencies and no lower than A- or A3 by the other rating agency.

“Rating Level II”: exists on any date if, on such date, the Company’s senior unsecured debt is rated A- by S&P and A3 by Moody’s; or is rated at this level or higher by one of the rating agencies and no lower than BBB+ or Baa1 by the other rating agency.

“Rating Level III”: exists on any date if, on such date, the Company’s senior unsecured debt is rated BBB+ by S&P and Baa1 by Moody’s; or is rated at this level or higher by one of the rating agencies and no lower than BBB or Baa2 by the other rating agency.

“Rating Level IV”: exists on any date if, on such date, the Company’s senior unsecured debt is rated BBB by S&P and Baa2 by Moody’s; or is rated at this level or higher by one of the rating agencies and no lower than BBB- or Baa3 by the other rating agency.

“Rating Level V”: exists on any date if, on such date the Company’s senior unsecured debt is rated BBB- or lower by S&P and Baa3 or lower by Moody’s, only one rating agency (S&P or Moody’s) provides a long-term debt rating for the Company, or neither S&P nor Moody’s provides a long-term debt rating for the Company.

“Reportable Event”: means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirements of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Regulation D”: means Regulation D of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Factor”: means, with respect to any Interest Period of any LIBOR Loan or C/D Rate Loan, the maximum aggregate reserve percentage (expressed as a decimal, rounded to the nearest 1/100th of one percent) in effect which may be imposed under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar deposits (in the case of LIBOR Loans) or non-personal time deposits (in the case of C/D Rate Loans) with a maturity and size comparable to that of the applicable Interest Period as in effect on the date of the Notice of Election.

“Responsible Officer”: the President, any Senior Vice President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

“S&P”: Standard & Poor’s or its successor.

“Schedules”: means Schedules I, II, III and IV hereto which are hereby incorporated and made part of this Agreement.

“Significant Subsidiary”: a Subsidiary which is a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission (as in effect on the date of this Agreement).

“Single Employer Plan”: means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Subsidiary”: as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Total Capitalization”: the sum of Funded Indebtedness, capital stock, additional paid-in capital and retained earnings of the Company and its Subsidiaries, taken on a consolidated basis after eliminating all intercompany items.

“Total Equity”: the remainder of Total Capitalization minus Funded Indebtedness.

“Type”: as to any Loan, its nature as a Prime Rate Loan, LIBOR Loan, C/D Rate Loan, Fed Funds Rate Loan or Negotiated Rate Loan.

“Unfunded Liabilities”: means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

1.2 Other Definitional Provisions. (a) Unless otherwise specified herein, all terms defined in this Agreement shall have the defined meanings when used in the Note, Schedule I or any Exhibits or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

SECTION II. THE LOANS

2.1 Loan Commitment. (a) Subject to the terms and conditions hereof, the Bank agrees to make Loans to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed its Commitment Amount. During the Commitment Period the Company may use the Commitment by borrowing, prepaying the Loans in whole or in part and reborrowing, all in accordance with the terms and conditions hereof.

(b) Any Excess Line Commitment of the Bank shall be a part of the Bank’s Commitment Amount to the extent that the Company has given notice to the Bank on or prior to the first day of any month that the Company requests that the Bank make that portion of the Excess Line Commitment available, in increments of $500,000, to the Company during such month; provided, however, that at any time as there may exist any outstanding Loans under the Excess Line Commitment, the Company shall be deemed to have given notice requesting availability under the Excess Line Commitment.

(c) The Loans may be, to the extent any such Type is available in accordance with Schedule I hereto, either (i) LIBOR Loans, (ii) Prime Rate Loans, (iii) C/D Rate Loans (iv) Fed Funds Rate Loans, (v) Negotiated Rate Loans or (vi) a combination thereof, provided that no LIBOR Loan or C/D Rate Loan shall be made within the period commencing one month or 30 days, respectively, prior to the Commitment Termination Date but excluding such date.

(d) The Loans made by the Bank shall be evidenced by a promissory note of the Company, substantially in the form of Schedule II, with appropriate insertions, payable to the order of the Bank and representing the obligation of the Company to pay the aggregate unpaid principal amount of all Loans made by the Bank with interest thereon as prescribed in subsection 2.3. Each Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Commitment Termination Date and (iii) bear interest for the period from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, subsections 2.3 and 2.5. The Bank is hereby authorized to record the date, Type and amount of each Loan made by the Bank, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each prepayment of principal thereof, and, in the case of LIBOR Loans, C/D Rate Loans or Negotiated Rate Loans, the length of each Interest Period and the interest rate with respect thereto, on the schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure of the Bank to make any such recordation or any error in any such recordation shall not affect the obligations of the Company hereunder or under such Note; provided, further, however, that in the absence of any such recordation, the loan accounts and records of the Bank shall constitute prima facie evidence of the outstanding amount of any Loans and interest accrued thereon.

2.2 Termination or Reduction of Commitments; Extension of Commitment Termination Date. (a) The Company shall have the right, upon not less than three Business Days’ notice to the Bank, to terminate the Commitment or, from time to time, reduce the amount of the Commitment, provided that (i) no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the then outstanding principal amount of the Loans would exceed the amount of the Commitment then in effect and (ii) any termination of the Commitment while LIBOR Loans or C/D Rate Loans are outstanding and any reduction of the aggregate amount of the Commitment that reduces the amount of the Commitment below the principal amount of the LIBOR Loans or C/D Rate Loans then outstanding may be made only on the last day of the respective Interest Period for such LIBOR Loans or C/D Rate Loans. Termination of the Commitment shall also terminate the obligation of the Bank to make Loans.

(b) The Commitment once terminated or reduced may not be reinstated.

2.3 Interest Rate Options. The Company shall have the options set forth on Schedule I hereto from which to choose interest rates payable on amounts outstanding under the Loans, as the Company shall specify in the related Notice of Election (each an “Interest Rate Option”). The Interest Rate Options to be made available by the Bank at the time of any requests for Loans shall include a LIBOR Loan and at least one and as many as all of the following as are elected on Schedule I:

(a) Prime Rate Loans.

A Prime Rate Loan shall bear interest at the per annum rate equal to the Bank’s Prime Rate, fully floating, and each change in said rate to become effective on the effective date of each change announced by the Bank. Interest shall be computed on the outstanding principal amount on the basis of a 365-day or 366-day year, as applicable, and actual days elapsed. If at any time there is no Interest Rate Option in effect for an amount outstanding hereunder, the Company shall be deemed to have elected the Prime Rate for such amount.

(b) C/D Rate Loans.

A C/D Rate Loan shall bear interest at the Adjusted C/D Rate plus the applicable Rating Level Margin set forth on Schedule I for each Interest Period. Interest shall be computed on the outstanding principal amount for the actual number of days elapsed from the first day of the applicable Interest Period to, but not including, the last day thereof, on the basis of a 360-day year.

(c) LIBOR Loans.

A LIBOR Loan shall bear interest at the Adjusted LIBOR Rate plus the applicable Rating Level Margin for each Interest Period set forth on Schedule I . Interest shall be computed on the outstanding principal amount for the actual number of days elapsed from the first day of the applicable Interest Period to, but not including, the last day thereof, on the basis of a 360-day year.

(d) Fed Funds Rate Loans.

A Fed Funds Rate Loan shall bear interest at the Fed Funds Rate, fully floating, plus the applicable Rating Level Margin for each Interest Period set forth on Schedule I. Interest shall be computed on the outstanding principal amount on the basis of a 360-day year, as applicable, and actual days elapsed.

(e) Negotiated Rate Loans.

The Company may request the Bank to provide a bid stating the lowest fixed rate at which the Bank would be willing to make a Loan to the Company for the Interest Period, with the Interest Payment Dates and method of interest calculation, and in the amount requested. Such request for a bid may be made by the Company at any time prior to the proposed Borrowing or conversion of outstanding Loans. Any Loan made at such bid rate shall be a Negotiated Rate Loan. The Bank shall advise Company of its bid rate and the Company may choose to accept such rate in its sole discretion by electing a Negotiated Rate Loan in its Notice of Election. Interest on a Negotiated Rate Loan shall be computed on the basis of a 360-day year, as applicable, and actual days elapsed.

2.4 Election Procedures.

(a) The Company shall give notice of each proposed Borrowing and/or interest rate election (“Notice of Election”) to the Bank in writing or by telephone, and confirmed as soon as practicable in writing. Such Notice is to be received by the Bank no later than 10:00 a.m., Pacific time, on the proposed date of the Loan and/or commencement date of the Interest Period; except that Notice of Election to borrow or convert to (i) a LIBOR Loan shall be received no later than 10:00 a.m. (Pacific time) three Business Days prior to the proposed date of the Loan or conversion or, (ii) a C/D Rate Loan shall be received by the Bank no later than two Business Days prior to the proposed date of the Loan or conversion. The Bank shall be entitled to rely on any Notice of Election given on behalf of the Company by any Responsible Officer or any other person authorized in writing by a Responsible Officer to give such Notice.

Each Notice of Election shall specify the amount (and how much of said amount is a conversion of an outstanding Loan) and date of the Loan, Interest Rate Option, and, in the case of a requested C/D Rate Loan, or LIBOR Loan the Interest Period, and in the case of a Negotiated Rate Loan for which a bid is being accepted the Interest Period and the Interest Payment Date(s).

(b) Each C/D Rate Loan, or LIBOR Loan shall be in the principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or an amount greater by multiples of One Hundred Thousand and No/100 Dollars ($100,000.00). In the case of Prime Rate Loans or Negotiated Rate Loans, the Company may borrow in any principal amount up to the amount of the Commitment Amount.

(c) On the date of a proposed Loan, the Bank shall transfer to the Company the principal amount of the Loan to such account in such bank as the Company instructs the Bank in writing. Loans shall be made and repaid in immediately available funds unless the Company and the Bank may otherwise agree in writing in their sole discretion.

(d) When the Company makes borrowings under the Credit Agreements, it shall request such Loans equally from each of the Banks that are party to the Credit Agreements; provided, however that in no event shall the Company be required to request a Loan of less than $2 million from any one Bank. For purposes of clarification, assuming that there are five Banks that are party to the Credit Agreements and that the Company chooses to borrow Loans aggregating $10 million, the Company shall request $2 million from each of the five Banks that are party to the Credit Agreement. If the Company chooses to borrow an additional $4 million, the Company need only request loans in the amount of $2 million from any two of the five Banks.

2.5 Principal and Interest Payments; Prepayments.

(a) The aggregate unpaid principal amount of all Loans outstanding under this Agreement, together with unpaid accrued interest thereon, shall be due and payable in full on the Commitment Termination Date. The Company may from time to time prepay any Prime Rate Loan or Fed Funds Rate Loan in whole or in part without premium or penalty. Borrower may not prepay a Negotiated Rate Loan, C/D Rate Loan or LIBOR Loan prior to the last day of the applicable Interest Period. Interest on each Loan shall be payable in arrears on each Interest Payment Date with respect thereto.

(b) All payments shall be made by the Company to the Bank not later than 12:00 Noon, Pacific time, on the date due, at the office of the Bank designated on Schedule I for such purpose, or such other place as the Bank may designate in writing.

(c) If any payment of principal or interest falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, subject to clause (i) of the definition of “Interest Period.” Additional interest shall accrue and be payable for the period of any such extension. All payments hereunder shall be applied first to interest, then to principal.

(d) Any overdue principal on any of the Loans, and to the extent permitted by law, overdue interest thereon, shall bear interest, payable on demand, for each day from the date on which payment was due until the date of payment at a rate per annum equal to the Prime Rate plus 1.5% per annum (computed on the basis of a 360-day year and the actual number of days elapsed).

(e) When the Company makes any payment or prepayment on the Loans, it shall offer such payment or prepayment on a pro rata basis to each Bank that is a party to the Credit Agreements; provided however that in no event shall the Company be required to make a Loan payment or prepayment to any one bank for an amount less than $2 million; and provided further that in no event shall the Company, as a result of this Section 2.5, be required to make any payment or prepayment on the Loans that would result in the Company’s obligation to indemnify one or more Banks under Section 2.11 of this Agreement.

2.6 Modification to Adjusted LIBOR Rate or Adjusted C/D Rate Calculations. If after the date of this Agreement there is a change in any law, rule or regulation, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, or compliance by the Bank with any request or direction (whether or not having the force of law) of any such authority, central bank or comparable agency that subjects the Bank to additional costs in, or reduces, in the Bank’s opinion, the amount of any payment received or receivable by the Bank under this Agreement or under the Note by reason of obtaining funds in the LIBOR or domestic C/D markets, through imposition of additional taxes, reserves or any other conditions, then the formulas for calculating the Adjusted LIBOR Rate and Adjusted C/D Rate for LIBOR or C/D Rate Loans shall immediately be modified to reflect and include the impact of such change whether or not the Bank purchases funds in the applicable LIBOR or domestic C/D markets. The Bank shall provide the Company with a statement detailing any modification of calculation.

2.7 Unavailability of Certain Loans. If, with respect to any Interest Period for a C/D Rate Loan or LIBOR Loan, the Bank determines that deposits in dollars are not being offered in the relevant market for such Interest Period, or that adequate and reasonable means do not exist for ascertaining the applicable rate for a LIBOR Loan or C/D Rate Loan, then the Bank shall promptly notify the Company thereof by telephone, confirmed in writing, and any request by the Company for such C/D Rate Loan or such LIBOR Loan shall be deemed to be rescinded. In the case of any outstanding C/D Rate Loans or LIBOR Loans so affected, on the last day of the then current Interest Period for such Loans, Borrower shall either repay the Loans in full or the Loans shall automatically be converted into Prime Rate Loans, or at the Company’s election, Loans of another available Type. Thereafter, the obligation of the Bank to make C/D Rate Loans or LIBOR Loans, as the case may be, shall be suspended until the Bank revokes the notice to the Company referenced in this subsection 2.7.

2.8 Changes in Law Rendering Certain Loans Illegal. If after the date of this Agreement there is a change in any law (including the adoption of any new law), rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency that renders it illegal for the Bank to make or maintain C/D Rate Loans or LIBOR Loans, or makes it illegal for the Bank to fund itself in the applicable LIBOR or C/D markets, then the Bank shall promptly so notify the Company, and upon the effective date of such event, suspend availability of the LIBOR option or C/D Rate option for the duration of the illegality. If Bank requests, as may be required by the relevant law, rule, regulation, interpretation or administration, the Company shall repay or convert to another Type any such LIBOR Loan or C/D Rate Loan.

2.9 Capital Adequacy Adjustment. If, after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or assets as a consequence of the Bank’s Commitment, Loans, credits or obligations under this Agreement to a level below that which the Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy), and the Bank demonstrates that the amount of the reduction reasonably attributable to such adoption, effectiveness, change or compliance is material to the Bank, then from time to time, within fifteen (15) days after demand by the Bank, the Company shall (a) pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction or (b) prepay the outstanding balance hereunder without premium or penalty except as required in subsection 2.11. In determining such amount(s), the Bank may use any reasonable averaging and attribution methods.

2.10 Commitment and Upfront Fees. During the term of this Agreement, the Company shall pay to the Bank commitment fees and upfront fees computed at the rates set forth in Schedule I. The commitment fees and shall be computed for the actual number of days elapsed on the basis of a 360-day year, as applicable, and shall be due and payable quarterly in arrears on the last day of March, June, September and December and on the Commitment Termination Date, unless payment terms are otherwise provided on Schedule I. The upfront fees shall be due and payable upon execution of this Agreement. Payment of fees shall be made at the office of Bank designated by Bank on Schedule I for the purpose of payment.

2.11 Indemnity for Certain Fees. The Company agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Loan, (b) default by the Company in making a borrowing or conversion after the Company has given a Notice of Election in accordance with subsection 2.4, and/or (c) the making by the Company of a payment of any LIBOR Loan or C/D Rate Loan on a day which is not the last day of the Interest Period pertaining thereto, including, without limitation, any such loss or expense arising from the reemployment of funds obtained by it to maintain its Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained, but excluding loss of margin for the period after a prepayment described in clause (c) above and, as to clauses (a), (b) and (c) of this subsection 2.11, excluding any consequential damages. This covenant shall survive termination of this Agreement and payment of the Note.

2.12 Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes of the Company. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “Margin Stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time).

2.13 Other Agreements. None of the Credit Agreements contains any provision, including, without limitation, any financial covenant, which (a) increases or expands material restrictions on the Borrower as compared to those contained herein; (b) provides for options for interest rates other than those listed on Schedule I; (c) provides for fees or penalty terms other than those described herein; (d) provides for maturity earlier than the maturity hereof; or (e) grants collateral for the obligations of the Borrower.

2.14 General Indemnity. The Company agrees to indemnify Bank and its respective directors, officers, employees and agents (each an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (but excluding income, franchise and similar taxes), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (a) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby; (b) use of the proceeds of the Loans; or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. The provisions of this Section 2.14 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transaction contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any of the other related documents, or any investigation made by or on behalf of the bank.

SECTION III. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to extend credit hereunder, the Company hereby represents and warrants to the Bank that:

3.1 Corporate Existence; Authorization. The Company (a) has been duly incorporated and is validly existing as a corporation under the laws of its jurisdiction of incorporation, (b) has the requisite corporate power and authority to execute and deliver this Agreement, the Note and any other documents required hereunder and perform its obligations hereunder and thereunder and (c) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, the Note and any other documents required hereunder.

3.2 Enforceability. This Agreement and the Note are legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, and any other instrument or agreement required hereunder, when executed and delivered, will be similarly valid, binding and enforceable, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws generally affecting creditors’ rights and principles of equity applicable to the availability of the remedy of specific performance.

3.3 Financial Information. All fiscal year-end financial statements furnished by the Company to the Bank have been prepared in accordance with GAAP consistently applied, except as noted therein, and fairly present the consolidated financial position and the consolidated results of operations of the Company as of the dates and for the periods presented. Financial statements and other information and data furnished to the Bank other than fiscal year-end statements of the Company are in reasonable detail and present fairly the consolidated financial position and consolidated results of operations of the Company, subject to year-end audit adjustments.

3.4 Compliance with Laws. The operations of the Company and its Significant Subsidiaries are in compliance with all Requirements of Law, (a) except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Note or (b) except as disclosed in the Company’s periodic reports filed prior to the date of this Agreement with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Neither the execution and delivery of this Agreement and the Note, nor the consummation of the transactions therein contemplated, will violate any Requirement of Law.

3.5 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues:

(a) with respect to this Agreement or the Note or any of the transactions contemplated hereby; or

(b) which could, insofar as the Company may reasonably foresee, have a material adverse effect on the operations, business or financial condition of the Company and its Subsidiaries as a whole, except as disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission prior to the date of this Agreement under the Securities Exchange Act of 1934.

3.6 Ownership of Property. Each of the Company and its Significant Subsidiaries has title in fee simple to or valid leasehold interests in all its real property material to the operation of its business, and title to or valid leasehold interests in all its other property useful and necessary in its business.

3.7 Taxes. Each of the Company and its Significant Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); and no material tax liens have been filed and, to the knowledge of the Company, no material claims are being asserted with respect to any such taxes, fees or other charges.

3.8 Subsidiaries. Schedule IV hereto contains an accurate list of all of the presently existing Subsidiaries of the Company, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and nonassessable.

3.9 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is (a) a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (b) an “Investment Company” within the meaning of the Investment Company Act of 1940. Except for an order of the Public Utility Commission of Oregon, which order is in full force and effect, and, except for a filing with the Washington Utilities and Transportation Commission, which filing as been made, no authorizations, approvals or consents of, no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement or the Note or for the validity or enforceability hereof or thereof.

3.10 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated any provision of any Plan maintained or contributed to by Borrower; no Reportable Event, as defined in ERISA, has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

3.11 Environmental. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of environmental laws on the business, operations, and properties of the Borrower, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned or operated, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of these reviews, the Borrower has reasonably concluded that environmental laws are unlikely to have a material adverse effect on the business, financial condition, results of operations, or prospects of the Borrower. The Company hereby represents and warrants that its business and assets and those of its Subsidiaries are operated in compliance with applicable environmental laws and that no enforcement action in respect thereof is threatened or pending. The Company covenants to continue to so operate. The Company further indemnifies and holds harmless the Bank and each of its directors, officers, employees, and agents from and against any and all environmental claims, damages, losses, liabilities, reasonable costs or expenses whatsoever which the Bank or any such director, officer, employee, or agent may incur (or which may be claimed against such entity) by reason of or in connection with the execution of the Credit Agreement and advancement of any Loans hereunder.

3.12 Ranking. All obligations and liabilities of the Company under this Agreement and the Note will constitute direct, unconditional and general obligations of the Company and will rank in right of payment at pari passu to all other Indebtedness of the Company under the Credit Agreements, including such Indebtedness under the Credit Agreements which is preferred as a result of being secured (but then only to the extent of such security).

SECTION IV. CONDITIONS PRECEDENT

4.1 Conditions to Closing. The obligations of the Bank hereunder are subject to the satisfaction of the following conditions precedent on the Closing Date:

(a) Note. The Bank shall have received a Note dated the Closing Date, conforming to the requirements hereof and executed by a duly authorized officer of the Company.

(b) Borrowing Certificate. The Bank shall have received a Borrowing Certificate of the Company dated the Closing Date, substantially in the form of Schedule III, with appropriate insertions and attachments, satisfactory in form and substance to the Bank, executed by the President, any Vice President, the Treasurer or any Assistant Treasurer and the Secretary or any Assistant Secretary of the Company.

(c) Opinion of Counsel. The Bank shall have received a written opinion of the Company’s counsel addressed to the Bank in form and substance satisfactory to the Bank, opining as to the matters set forth in subsections 3.1, 3.2 and 3.9 hereof.

(d) Governmental Approvals. All approvals, authorizations, consents, adjudications or orders of any governmental or regulatory authority required to be obtained in connection with the execution and delivery of this Agreement, the Note and any other documents required hereunder shall have been obtained. In the event that the approval of the Oregon Public Utility Commission or the Washington Utilities and Transportation Commission (the Commissions) is required for the Company to enter into an agreement with the Banks for a Commitment Period longer than 364 days, then the portion of this Agreement providing for a Commitment Period of 364 days from the effective date of the Agreement may proceed to closing and shall become effective as of that date, and the portion of this Agreement providing for a Commitment Period longer than 364 days shall be deemed to have closed and shall become effective upon the issuance of orders by the Commissions approving the Agreement.

4.2 Conditions to All Loans. The obligation of the Bank to make or convert any Loan to be made by it hereunder (including, without limitation, the initial Loan) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the Borrowing Date with respect to such Loan or after giving effect to the Loans to be made on such Borrowing Date, and

(b) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.10 and 3.11 are true and correct as of such Borrowing Date, as though restated on and as of such date. Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company hereunder as of the date of each such borrowing that the foregoing conditions of this subsection 4.2 have been satisfied.

SECTION V. AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitment remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, the Company shall satisfy the covenants herein.

5.1 Financial Statements. The Company shall furnish to the Bank:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its audited consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, of earnings invested in the business and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, audited by independent certified public accountants of nationally recognized standing; and

(b) as soon as practicable, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the Form 10-Q as filed by the Company with the Securities and Exchange Commission for each such fiscal quarter, certified by a Responsible Officer as being complete and correct (subject to normal year-end audit adjustments); and

(c) together with the financial statements required hereunder, a compliance certificate in form and substance satisfactory to the Bank signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement, including its calculation of maintenance of Consolidated Indebtedness to Total Capitalization, and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof; all such financial statements to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2 Certificates; Other Information. The Company shall furnish to the Bank as soon as practicable, but in any event within ten days after the same are sent, copies of all financial statements and reports which the Company sends to its shareholders, and within ten days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority.

5.3 Payment of Taxes. The Company shall, and shall cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, or such Subsidiary, as the case may be.

5.4 Conduct of Business. The Company shall (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, and (ii) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, have a material adverse effect on (A) the operations, business or financial condition of the Company and its Subsidiaries taken as a whole; (B) the ability of the Company to perform its obligations under this Agreement or the Note; or (C) the rights of or benefits available to the Bank under this Agreement.

5.5 Maintenance of Property; Insurance. The Company shall, and shall cause each of its Subsidiaries to, keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on such property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Bank, upon written request, full information as to the insurance carried.

5.6 Inspection of Property; Books and Records; Discussions. The Company shall, and shall cause each of its Subsidiaries that have business operations to, keep proper books of records and accounts in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Bank, at the Bank’s expense, to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and during regular working hours, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries, except that the rights available under this subsection shall not apply to such properties, documents or information as are classified in good faith as secret pursuant to federal governmental requirements.

5.7 Notices. The Company shall promptly give notice to the Bank:

(a) of the occurrence of any Default or Event of Default;

(b) of any litigation, investigation or proceeding involving the Company or any of its Subsidiaries which, if not cured or if adversely determined, as the case may be, would have a material adverse effect on the operations, business or financial condition of the Company and its Subsidiaries as a whole; and

(c) of any change of its senior unsecured debt rating by either Moody’s or S&P.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

5.8 Debt Rating. The Company shall maintain at all times a senior unsecured debt rating from both Moody’s and S&P. If either Moody’s or S&P no longer provides a senior unsecured debt rating for the Company, then the Bank and Company will use the remaining rating service until they can negotiate an alternative agreement.

SECTION VI. NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitment remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, the Company shall not, directly or indirectly cause the following to occur.

6.1 Maintenance of Consolidated Funded Indebtedness to Total Capitalization. As at the end of any fiscal quarter of the Company, permit on a consolidated basis the sum of (i) Consolidated Funded Indebtedness, plus (ii) all notes and other Indebtedness incurred through the borrowing of money or the obtaining of credit, payable on demand or maturing within one year from the date of determination and which is not renewable or extendable at the option of the debtor to a date more than one year from the date of such determination, plus (iii) all other final maturities, prepayment and sinking fund payments required to be made within one year after such date of determination, in respect of any Indebtedness incurred through the borrowing of money or the obtaining of credit (including the Notes), to be greater than 65% of Total Capitalization plus the amounts of (ii) and (iii), above.

6.2 Limitation on Fundamental Changes. With respect to the Company or any Significant Subsidiary, without the consent of the Bank, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, except for sales, leases or rentals of property or assets in the ordinary course of business, and except that:

(a) any consolidated Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more Subsidiaries of the Company (provided that if any such transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation);

(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or another wholly-owned Subsidiary of the Company; and

(c) the Company may be merged with any other Person if (i) the Company is the surviving corporation, (ii) immediately after giving effect to such merger, there shall exist no condition or event which constitutes an Event of Default or which, with the giving of notice or lapse of time or both, would constitute an Event of Default, and (iii) all representations and warranties contained in Section III hereof are true and correct on and as of the date of the consummation of such merger, and after giving effect thereto, as though restated on and as of such date.

SECTION VII. EVENTS OF DEFAULT

Upon the occurrence and continuance of any of the following events:

(a) The Company shall fail to pay any principal of the Note when due in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on the Note, or any other amount payable to the Bank hereunder, within five days after any such amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by the Company herein shall prove to have been incorrect in any material respect on or as of the date made; or

(c) The Company shall default in the observance or performance of any other agreement or covenant contained in this Agreement, and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to the Company by the Bank; provided, however, that no such written notice or cure period shall apply to default in the observance or performance of the covenants described in Sections 6.1 and 6.2; or

(d) The Company shall default in any payment of principal of or interest on any Indebtedness for borrowed money under any one of the Credit Agreements; or

(e) The Company shall fail to make any payment in respect of any Funded Indebtedness (other than the Notes) having singly or in the aggregate an outstanding amount in excess of $15 million when due or within any applicable grace period;

(f) A final judgment for the payment of money exceeding an aggregate of $15 million shall be rendered or entered against the Company and/or any Significant Subsidiary and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed or contested in good faith; or

(g)(i) The Company is insolvent or is unable to pay its debts generally as they come due, or shall file or have filed against it any petition or other request for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or any such proceeding shall be instituted against the Company which is not dismissed within ninety (90) days after the institution thereof; or the Company shall take any corporate action to authorize any of the actions set forth above in this paragraph (g)(i); or (ii) A receiver, custodian or trustee shall be appointed to take possession of any assets of the Company, unless such appointment is set aside or withdrawn or ceases to be in effect within thirty (30) days from the date of said filing or appointment;

Then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Note shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Bank may, by notice to the Company declare the Commitment to be terminated, whereupon the Commitment shall immediately terminate; and (ii) the Bank may, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Note to be due and payable whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

SECTION VIII. MISCELLANEOUS

8.1 Notices. Except as otherwise expressly provided herein, any communications between the parties hereto or notices to be given hereunder shall be given in writing by personal delivery, telefax, or mailing the same, postage prepaid, to the Bank at its address for notices set forth on Schedule I hereto, and to the Company at 220 N.W. Second Avenue, Portland, Oregon 97209, Telephone 503/226-4211, Facsimile 503/220-2584 Attention: Treasurer, or to such other addresses as either party may hereafter indicate.

Any communication or notice so addressed and mailed shall be deemed to be given five (5) days after mailing. Any communication or notice otherwise delivered shall be deemed to be given or upon delivery or receipt. If notice is telexed, receipt shall be deemed to occur when telex is answered-back. If notice is telecopied, receipt shall be deemed to occur upon delivery as evidenced by confirmation sheet.

8.2 Waiver; Amendment.

(a) No delay or omission to exercise any right, power or remedy accruing to the Bank upon any breach or Default by the Company under this Agreement shall impair any such right, power or remedy of the Bank, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or Default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Bank of any breach or Default under this Agreement or any waiver on the part of the Bank of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or by law or otherwise afforded to Bank, shall be cumulative and not alternative.

(b) Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing, signed by the Company and the Bank.

8.3 Survival. All warranties, representations and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the making of any Loan hereunder and delivery to the Bank of the Note, regardless of any investigation made by the Bank or on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

8.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties except that the Company shall not have the right to assign its rights hereunder or any interest herein.

8.5 Attorneys’ Fees. In the event of any action at law or suit in equity based in contract and arising out of this Agreement, the Note, or any other instrument or agreement required or contemplated hereunder, the prevailing party, in addition to all other sums which the other party may be called upon to pay, shall be entitled to recover such additional sum for the prevailing party’s attorneys’ fees (including the allocated cost of internal counsel), incurred therein, as the trial court or any appellate court adjudges reasonable in said suit or action.

8.6 Governing Laws; Jurisdiction.

(a) This Agreement, the Note, and any other instrument or agreement required or contemplated hereunder, shall be governed by, and construed under, the laws of the State of Oregon without regard to principles of conflicts of law. Any suit or action in regard to or arising out of the terms or conditions of this Agreement shall be litigated in the state or federal courts situated in the State of Oregon, and the Company and the Bank hereby submit to the jurisdiction of those courts.

(b) The Company and the Bank hereby irrevocably submit to the jurisdiction of any state or federal court sitting in Portland, Oregon, for any action or proceeding relating to this Agreement. The Company waives any objection which it may now or hereafter have to a laying of venue in any such action or proceeding in any such forums, and also waives any claim that any such forum is an inconvenient forum. The Company and the Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law. The Company agrees that it shall not bring suit or action arising out of this Agreement in the courts of any other jurisdiction, and the Bank agrees that it will not bring suit or action against the Company in any other jurisdiction provided that the Company maintains its corporate headquarters and a substantial business presence in Oregon.

(c) The Company and the Bank hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any related document. The Company and Bank hereto (i) certifies that no representative or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, this mutual waiver.

8.7 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

8.8 Participations.

(a) Bank may grant participations to one or more banks or other entities in all or any part of any Loan or Loans owing to the Bank hereunder and also the Note held by the Bank.

(b) In the event that Bank grants, assigns, or sells any of its interest in this Agreement or the Note, including the sale of a participation herein, such grantee, assignee, purchaser or participant is hereby granted the right of setoff against any and all property which may come into its possession to the same extent as if it were the Bank; provided that such rights are employed solely to reduce the amount of the Company’s obligations hereunder. The Bank shall have no liability for any setoff or action taken by any participant without the Bank’s consent.

8.9 Entire Agreement. This Agreement, together with the Note and the other documents and agreements required hereunder, embodies the entire agreement and understanding between the Company and the Bank, and supersedes all prior and contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. Terms and conditions of the Agreement relating, but not limited to, the term, security matters, events of Default, conditions to lend and affirmative and negative covenants shall not be amended, modified, or changed without the express written consent of each of the Banks that have executed Credit Agreements.

8.10 Receipt of Document. The Company and the Bank hereby acknowledge receipt of a copy of this Agreement.

8.11 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any of the Loans, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this section shall be cumulated and the interest and Charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Bank.

8.12 USA Patriot Act. The Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED

SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE BANK TO BE ENFORCEABLE.

BANK:	[BANK]

By

Title

COMPANY:	NORTHWEST NATURAL GAS COMPANY

By

Title

SCHEDULE l

BANK INFORMATION AND SPECIFIC TERMS

BANK: [Bank]

Lines of Commitment

a. Amount of Primary Line Commitment:	$40,000,000

b. Amount of Excess Line Commitment:	NA

c. Total Commitment Amount:	$40,000,000

Period of Primary & Excess Line Commitment	10-1-05 to 9-30-10 (5 years)

Rating Level Spread (bp)

Interest Rate Options:	✓ If Available	I	II	III	IV	V

Prime Rate	✓

Adjusted C/D Rate

Adjusted LIBOR Rate	✓

Fed Funds Rate

Negotiated Rate

Commitment fees and upfront fee (in basis points)

a.	Primary Line Commitment fees

b.	Primary Line Upfront fee

Additional Terms & Conditions (if any):	None

See terms and conditions as set forth in the Credit Agreement. Terms used in this Schedule I have meanings ascribed thereto in the Credit Agreement.

Bank Address for Notices:		Bank Address for Payments:

Schedule Accepted:		Effective Date: October 1, 2005

NORTHWEST NATURAL GAS CO.		[BANK]

By:		By:

Title:	Treasurer and Controller	Title:

SCHEDULE II

Portland, Oregon

October 1, 2005

NOTE

FOR VALUE RECEIVED, the undersigned, NORTHWEST NATURAL GAS COMPANY (the “Company”) hereby unconditionally promises to pay to the order of ___________________ (the “Bank”), in lawful money of the United States of America and in immediately available funds, on September, 2010, or such earlier date as may be determined pursuant to the Agreement (as hereinafter defined), or such later date to which the Commitment Termination Date (as defined in the Agreement) may be extended, the aggregate unpaid principal amount of all Loans made by the Bank to the undersigned pursuant to such Agreement, but not to exceed the Bank’s maximum commitment of $40,000,000. Such payment shall be made for the account of the Bank at the payment office specified in Schedule I. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the applicable rates per annum and on the dates specified in Section II of the Agreement, until paid in full (both before and after judgment).

The holder of this Note is authorized to endorse the date, type, amount and Interest Period of all loans made by the Bank to the undersigned pursuant to the Agreement, and the date and amount of all payments and prepayments of principal of such loans, on the schedule annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, and any such endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligation to repay the unpaid principal amount of this Note with interest thereon as provided in the Agreement or the validity of any payment thereof made by the Company.

This Note is the Note referred to in the Credit Agreement dated as of October 1, 2005 as from time to time amended, supplemented or otherwise modified (the “Agreement”) between the undersigned and the Bank and is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be immediately due and payable, all as provided therein.

NORTHWEST NATURAL GAS COMPANY

By:
Title:	Treasurer & Controller

SCHEDULE II

SCHEDULE OF LOANS

Date of Loan	Amount of Loan	Type of Loan	Interest Paid	Interest Rate, if Fixed	Amount of Loan Repaid	Unpaid Principal Balance	Notation Made By

SCHEDULE III

BORROWING CERTIFICATE

Pursuant to subsection 4.1 of the Credit Agreement dated as of October 1, 2005, between NORTHWEST NATURAL GAS COMPANY (the “Company”) and ___________________ (the “Bank “) identified on Schedule I thereto (the “Agreement”; the terms defined therein being used herein as therein defined), the Company hereby certifies as follows:

1.	The representations and warranties of the Company set forth in Section III of the Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof;

2.	The conditions precedent set forth in subsection 4.1 of the Agreement have been or will be satisfied prior to or concurrently with the making of the initial Loans under the Agreement; and

3.	No Default or Event of Default (both as defined in Section VII of the Agreement) has occurred or is continuing under the Agreement on the date thereof;

and the undersigned Stephen P. Feltz, Treasurer & Controller, and C. J. Rue, Secretary, of the Company hereby certify as follows:

4.	C. J. Rue is and at all times since October 1, 1993 has been the duly elected and qualified Secretary of the Company;

and the undersigned Secretary of the Company hereby certifies as follows:

5.	Attached hereto as Exhibit A is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on ________________, 2005; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein; attached hereto as Exhibit B is a true and complete copy of the Bylaws of the Company as in effect at the date hereof; and attached hereto as Exhibit C is a true and complete copy of the Restated Articles of Incorporation of the Company as amended to the date hereof; and

SCHEDULE III

6.	The following persons are now duly elected and qualified officers of the Company, holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since May 26, 2005, to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company the Agreement and the Notes of the Company to be issued pursuant thereto and any certificate or other document to be delivered by the Company pursuant to the Agreement:

Name	Office	Signature

Mark S. Dodson	President and Chief Executive Officer

David H. Anderson	Senior Vice President and Chief Financial Officer

Stephen P. Feltz	Treasurer & Controller

C. J. Rue	Secretary & Assistant Treasurer

IN WITNESS WHEREOF, the undersigned have hereunto set our names in the capacities indicated.

Title: Treasurer & Controller	Title: Secretary

Date: October 1, 2005

SCHEDULE IV

SUBSIDIARIES

At _October 1, 2005, the Company had two wholly-owned subsidiaries: NNG Financial Corporation (Financial Corporation) and Northwest Energy Corporation (Northwest Energy).

NNG Financial Corporation

Financial Corporation has several financial investments, including investments as a limited partner in windpower electric generating projects and low-income housing projects.

Financial Corporation is incorporated in Oregon. All of its common stock is owned by the Company. Financial Corporation had about $3.1 million of assets as of June 30, 2005.

Northwest Energy Corporation

Northwest Energy was incorporated in Oregon in 2001 to serve as the holding company for NW Natural and Portland General Electric Company (PGE) if the acquisition of PGE had been completed. However, in May 2002, NW Natural and Enron Corp. (Enron) entered into a Termination Agreement providing for the termination, effective as of July 1, 2002, of a Stock Purchase Agreement whereby NW Natural was to have acquired all of the issued and outstanding common stock of PGE, a wholly-owned subsidiary of Enron. Northwest Energy had no assets and no active operations as of June 30 2005.